SCHEDULE I
                      TO THE DISTRIBUTION AND SERVICE PLAN
                                 CLASS G SHARES
                             DATED DECEMBER 11, 1998
                            OF THE VICTORY PORTFOLIOS
                         Amended as of December 12, 2000

This Plan shall be adopted with respect to Class G Shares of the following Funds of The Victory Portfolios:

                                                            Rate*
                                                            ----
1       Balanced Fund                                       0.50%
2.      Convertible Securities Fund                         0.50%
3.      Diversified Stock Fund                              0.50%
4.      Established Value Fund                              0.50%
5.      Fund for Income                                     0.25%
6.      Gradison Government Reserves Fund                   0.20%
7.      Growth Fund                                         0.50%
8.      Intermediate Income Fund                            0.25%
9.      International Growth Fund                           0.50%
10.     Investment Quality Bond Fund                        0.25%
11.     National Municipal Bond Fund                        0.25%
12.     New York Tax-Free Fund                              0.25%
13.     Ohio Municipal Bond Fund                            0.25%
14.     Real Estate Investment Fund                         0.50%
15.     Small Company Opportunity Fund                      0.50%
16.     Special Value Fund                                  0.50%
17.     Value Fund                                          0.50%



* Expressed as a percentage of the average daily net assets of each Fund attributed to its Class G Shares.